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                                                                    EXHIBIT 23.1

Consent Of Independent Auditors

We consent to incorporation by reference in Post-Effective Amendment No. 1 on Form S-8 to Form S-4 (No. 333-23221) of Washington Mutual, Inc.; Registration Statement Nos. 33-86840, 333-69503 and 333-87675 of Washington Mutual, Inc. on Form S-8; and Registration Statement Nos. 333-37685 and 333-31144 of Washington Mutual, Inc. on Form S-3 of our report dated January 15, 1998, except as to
Note 2 of Notes to Consolidated Financial Statements, which is as of February 13, 1998, and Note 19 of Notes to Consolidated Financial Statements, which is as of March 16, 1998, relating to the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997, which report appears in the December 31, 1999 Annual Report on Form 10-K of Washington Mutual, Inc.

/s/ KPMG LLP

Los Angeles, California
March 13, 2000